As filed with the Securities and Exchange Commission on October 18, 2023
Registration Statement No. 333-170334
333-85912

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-3 REGISTRATION STATEMENT NO. 333-170334
FORM S-3 REGISTRATION STATEMENT NO. 333-85912

UNDER THE SECURITIES ACT OF 1933

CIRCOR INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	04-3477276
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

30 Corporate Drive, Suite 200
Burlington, MA 01803-4238
(781) 270-1200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Arjun Sharma
Chief Financial Officer and Senior Vice President, Business Development
CIRCOR International, Inc.
30 Corporate Drive, Suite 200
Burlington, MA 01803-4238
(781) 270-1200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Joshua Korff, P.C.
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
(212) 446-4800
Approximate date of commencement of proposed sale of the securities to the public: N/A. Removal from registration of securities that were not sold pursuant to these registration statements.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) are being filed by CIRCOR International, Inc. (the “Registrant”) to deregister all securities remaining unsold under the following Registration Statements on Form S-3 (each, a “Registration Statement” and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

(1)
Registration Statement on Form S-3 (No. 333-170334), filed with the SEC on November 4, 2010, registering up to $400,000,000 of (a) an indeterminate amount of debt securities, preferred stock, common stock, warrants and/or units and (b) an indeterminate number of (i) shares of common stock or other securities of the Registrant as may be issued upon conversion of, or in exchange for, convertible or exchangeable debt securities and/or preferred stock registered under the Registration Statement, or (ii) shares of preferred stock or common stock or debt securities or units as may be issued upon exercise of warrants registered under the Registration Statement, as the case may be, as amended by Amendment No. 1 filed with the SEC on December 3, 2010 and Amendment No. 2 filed with the SEC on December 15, 2010; and

(2)
Registration Statement on Form S-3 (No. 333-85912), filed with the SEC on April 9, 2002, registering 1,000,000 shares of common stock at a maximum offering price per share of $20.255, as amended by Amendment No. 1 filed with the SEC on May 15, 2002, Amendment No. 2 filed with the SEC on May 29, 2002 and Amendment No. 3 filed with the SEC on June 6, 2002, in connection with a secondary offering.

On October 18, 2023, pursuant to an Agreement and Plan of Merger, by and among the Registrant, Cube BidCo, Inc., a Delaware corporation (“Parent”), and Cube Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), dated as of June 5, 2023, as amended as of June 26, 2023 and June 29, 2023 (the “Merger Agreement”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings and sales of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Registrant registered under the Registration Statements which remain unsold at the termination of the offering, the Registrant hereby terminates the effectiveness of the Registration Statements and removes from registration all of the securities that remain unsold under the Registration Statements as of the date hereof, if any.

The Registrant is filing these Post-Effective Amendments to withdraw and remove from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Registrant pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, Commonwealth of Massachusetts, on October 18, 2023.

CIRCOR INTERNATIONAL, INC.

By:	/s/ Jessica Wenzell
Name: Jessica Wenzell
Title: General Counsel & Chief People Officer

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.